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                                                                     EXHIBIT 2.3

                     IN THE UNITED STATES BANKRUPTCY COURT

                         FOR THE DISTRICT OF DELAWARE

In re:                           :  Chapter 11
                                 :
PORTACOM WIRELESS, INC.,         :  Case No. 98-661 (PJW)
                                 :
         Debtor.                 :

                      ORDER AUTHORIZING SALE OF DEBTOR'S
                     INTEREST  IN CERTAIN PROPERTY OF THE
                  ESTATE FREE AND CLEAR OF LIENS, CLAIMS AND
              ENCUMBRANCES PURSUANT TO 11 U.S.C. (S)363(B) AND (F)
                 AND FEDERAL RULE OF BANKRUPTCY PROCEDURE 6004
                 ---------------------------------------------

     Upon the motion of PortaCom Wireless, Inc. (the "Debtor") for an order pursuant to 11 U.S.C. (S) 363(b) and (f) and Federal Rule of Bankruptcy Procedure 6004 authorizing the sale of certain of its assets consisting of 2,000,000 shares of common stock (the "MAC Shares") in Metromedia Asia Corporation ("MAC") and warrants to purchase an additional 4,000,000 shares of MAC common stock with a strike price of $4.00 per share (the "Warrants") free and clear of liens, claims and encumbrances (the "Motion"), and an auction with respect to the MAC Shares and Warrants having been held on April 23, 1998 beginning at 10:00 a.m. at which VDC Corporation, Ltd. ("VDC") submitted the highest and best offer for the MAC Shares and Warrants, and a hearing on the Motion having been held on April 23, 1998 at 2:30 p.m. to consider the Motion (the "Hearing"), and good and sufficient cause appearing for the relief requested in the Motion, and notice of the Motion having been proper, the Court makes the following findings:

     1. Due and proper notice of the Motion, including notice to MAC, has been given in accordance with the provisions of 11 U.S.C. (S)363(b) and (f) and Federal Rules of Bankruptcy
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Procedure 2002, 6004 and 9006(c)(1);

     2. An auction to solicit higher or better offers with respect to the MAC Shares and Warrants was necessary in order to maximize value for the Debtor's estate.

     3. There were no objections or competing bids at the Hearing by any competing bidders or interested parties to the bidding procedures.

     4. VDC's offer (the "Purchase Offer") to purchase the MAC Shares and Warrants,as reflected in the Motion and as modified by the Stipulation and Order in Lieu of Objection dated April 6, 1998, the Escrow Agreement, the Stipulation and Order in Lieu of Objection dated as of April 23, 1998, the final order in respect of the Debtor's motion for approval of post-petition financing, and on the record of the Hearing, constitutes the highest and best offer for the MAC Shares and Warrants within the meaning of 11 U.S.C. (S)363(b) and applicable law.

     5. The entry of this Order and the sale of the MAC Shares and Warrants is necessary and appropriate to maximize the value of the Debtor's estate.

     6. The consideration to be realized by the Debtor's estate pursuant to the Purchase Offer is fair and reasonable, and in the best interest of the Debtor and its estate.

     7. VDC shall consummate the purchase of the MAC Shares and Warrants as provided in the Purchase Offer.

     8. The Purchase Offer has been made in good faith, VDC is not an insider within the meaning of 11 U.S.C. (S)101(31) and VDC is a good faith purchaser within the meaning of 11 U.S.C. (S)363(m).

     9. The sale of the MAC Shares and Warrants and the issuance of the VDC Shares (as hereinafter defined) in connection with the Purchase Offer are being made under or in connection
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with a plan within the meaning of 11 U.S.C. (S)1145.

     IT IS THEREFORE ORDERED, pursuant to 11 U.S.C. (S)(S)363(b), (f) and (k) and Federal Rule of Bankruptcy Procedure 6004, that the Motion be and hereby is granted; and it is further

     ORDERED, in accordance with the foregoing, that the Debtor be and is hereby authorized to sell, transfer and convey the MAC Shares and Warrants to VDC free and clear of all liens, claims, encumbrances, pledges, security interests, and charges of any kind (collectively, the "Liens") encumbering the MAC Shares and Warrants; and it is further

     ORDERED, that the Liens, if any, shall attach exclusively to the proceeds resulting from the sale of the MAC Shares and Warrants; and it is further

     ORDERED, that in the event that shares of VDC's common stock (the "VDC Shares") are distributed by the Debtor under a Chapter 11 plan of reorganization, as contemplated in the Purchase Offer and the Motion, VDC shall be deemed to be a "successor to the debtor under the plan" for the sole and limited purpose of acquiring the Debtor's interest in the MAC Shares and Warrants, and the VDC Shares issued to the Debtor shall be deemed to be in exchange for claims and interests and shall be exempt from registration pursuant to 11 U.S.C. (S)1145; and it is further

     ORDERED, that notwithstanding the foregoing paragraph, VDC shall not be deemed a "successor" with respect to any liability of the Debtor unless specifically assumed by VDC under such plan or otherwise; and it is further

     ORDERED, that the Debtor and VDC be, and they hereby are, authorized and directed to execute any and all documents necessary to consummate and perform their respective obligations, including, without limitation, instruments of title, bills of sale and assignments in form reasonably satisfactory to the Debtor and VDC; and it is further
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     ORDERED, that this Order shall be binding upon, and shall inure to the benefit of the Debtor, the Committee, creditors and VDC and their respective successors and assigns; and it is further

     ORDERED, that MAC be and hereby is authorized and directed to deliver the MAC Shares to the Debtor and/or VDC prior to the closing of the asset sale in order to effectuate the Purchase Offer and this Order; and it is further

     ORDERED, that the consideration payable by VDC under the Purchase Offer is approved as being fair and reasonable.

Dated:  Wilmington, Delaware
        April 23, 1998


                                              /s/ Peter J. Walsh
                                             ---------------------------------
                                              PETER J. WALSH,
                                              UNITED STATES BANKRUPTCY JUDGE